UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/21/2007

LookSmart, Ltd.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-26357

Delaware	13-3904355
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

625 Second Street
San Francisco, CA 94107
(Address of principal executive offices, including zip code)

415-348-7000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

As described in a Form 8-K dated November 7, 2007, on November 7, 2007 the Board of Directors (the "Board") of LookSmart, Ltd. (the "Company") approved a form of Preferred Shares Rights Agreement to be entered into between the Company and a rights agent to be selected by the Company (the "Rights Agent"). On November 7, 2007, the Board of Directors of the Company declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock of the Company (the "Common Stock"). The dividend is payable on November 20, 2007 (the "Record Date"), to the stockholders of record on that date. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of the Company's Series A Participating Preferred Stock at an exercise price of $12.50 (as the same may be adjusted, the "Purchase Price"). The description and terms of the Rights are set forth in the Rights Agreement.

On November 15, 2007, the Company and Mellon Investor Services LLC, as Rights Agent, entered into a Preferred Shares Rights Agreement (the "Rights Agreement").

The following is a general description only and is subject to the detailed terms and conditions of the Rights Agreement, a copy of which, including the Certificate of Designations, the Form of Rights Certificate and the Summary of the Rights Plan to be provided to stockholders of the Company, is attached as an Exhibit to this Form 8-K.

Item 3.03.    Material Modifications to Rights of Security Holders

The information set forth under "Item 1.01. Entry into a Material Definitive Agreement" of this Current Report on Form 8-K with respect to the Rights Agreement is incorporated into this Item 3.03 by reference.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits.

The Exhibits listed below are being filed with this Form 8-K.

4.1 Preferred Shares Rights Agreement dated as of November 15, 2007 between LookSmart, Ltd. and Mellon Investor Services LLC, as Rights Agent

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LookSmart, Ltd.

Date: November 21, 2007	By:	/s/ Edward F. West
Edward F. West
Interim Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-4.1	Preferred Shares Rights Agreement dated as of November 15, 2007 between LookSmart, Ltd. and Mellon Investor Services LLC